Exhibit 99.1

COMPANY CONTACT:

Shiv Kapoor

Vice President, Strategic Planning & Investor Relations

702-835-6300

InvestorRelations@sppirx.com

Spectrum Pharmaceuticals Reports Strong Revenues and Profits for Third Quarter; Revenues of $69 million up 35% over last year and GAAP Diluted EPS of $0.33 and Non-GAAP Diluted EPS of $0.42

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Strong FUSILEV® (levoleucovorin) for Injection revenues recorded in Q3. Accounts ordering FUSILEV increased by 13% over last quarter. FUSILEV market penetration at approximately 31% up from 29% in the prior quarter.

•	Company expects Pro-Forma Revenue to exceed $300 million in 2012, up from earlier guidance of around $300 million.

•	Integration of Allos Therapeutics exceeding expectations. Anticipated synergies are expected to be $50 million or higher, exceeding earlier estimated range of $40 to $50 million.

HENDERSON, Nev. — November 7, 2012 — Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in hematology and oncology, announced today financial results for the three-month and nine-month periods ended September, 2012.

“The third quarter marks the eighth consecutive profitable quarter that has helped Spectrum establish a great foundation and platform to attain additional growth,” said Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “Diversification is key to our strategy, and we took a major step in that direction by completing the acquisition of Allos in September and adding a third product, FOLOTYN, to our portfolio. Four years ago we were primarily a FUSILEV company with limited cash. Today, Spectrum has FUSILEV, worldwide ZEVALIN, and FOLOTYN, along with a robust, maturing pipeline, and a strong balance sheet.”

Three-Month Period Ended September 30, 2012 (All numbers are approximate)

Consolidated revenue of $69.0 million was comprised of product sales of $65.9 million and $3.2 million from licensing fees. This represents a 35.3% increase from the $51.0 million in consolidated revenue, including product sales of $47.9 million, recorded in the three-month period ending September 30, 2011.

GAAP Results

The Company recorded net income of $21.3 million, or $0.36 per basic and $0.33 per diluted share in the three-month period ended September 30, 2012, compared to a net income of $20.3 million, or $0.38 per basic and $0.34 per diluted share in the comparable period in 2011. Total research and development expenses were $10.2 million in the quarter, as compared to $7.4 million in the same period in 2011. Selling, general and administrative expenses were $23.1 million in the quarter, compared to $15.8 million in the same period in 2011.

Non-GAAP Results

The Company recorded non-GAAP net income of $27.5 million, or $0.47 per basic share and $0.42 per diluted share in the three-month period ended September 30, 2012, compared to a net income of $22.5 million, or $0.42 per basic and $0.38 per diluted share in the comparable period in 2011. Non-GAAP research and development adjustments were $1.1 million, as compared to $0.3 million in the same period of 2011. Non-GAAP selling, general and administrative adjustments were $6.6 million, as compared to $1.1 million in the same period in 2011.

During the three-month period ended September 30, 2012, net cash provided by operations was approximately $63.9 million. Cash, equivalents, investments and receivables as of September 30, 2012 aggregated $237.5 million, as compared to $279 million as of June 30, 2011.

There were approximately 59.5 million shares of common stock issued and outstanding as of September 30, 2012.

Nine-Month Period Ended September 30, 2012 (All numbers are approximate)

The Company recorded net income of $85.9 million, or $1.47 per basic and $1.32 per diluted share, compared to income of $40.2 million, or $0.77 per basic and $0.70 per diluted share, in the nine-month period ended September 30, 2011. Consolidated revenue of $197.6 million was comprised of product sales of $188.3 million and $9.3 million from licensing fees. This represents a 41.1% increase from $140 million in consolidated revenue recorded in the first nine months of 2011, comprised of product sales of $130.8 million and $9.3 million from licensing fees. Total research and development expenses were $28.7 million, as compared to $20.9 million in the same period of 2011. Selling, general and administrative expenses were $64.7 million, compared to $47.3 million in the same period in 2011.

Third Quarter Highlights

Product Diversification and Fiscal Discipline

•	Three commercial products – including recently acquired FOLOTYN® (pralatrexate injection) – plus two additional late-stage products.

•	All three products can be effectively promoted by a single sales representative.

•	Realization of synergies in acquisition of Allos Therapeutics; integration continues, with further benefits and cost savings expected in 2013.

•	Decentralizing key decision-making in commercial sales team to better meet the needs of our customers regionally.

Continuing to Attract Top Talent

•	Ken Keller, Executive Vice President and Chief Operating Officer

•	Joe Turgeon, Senior Vice President, Sales & Commercial Operations.

Conference Call

Wednesday, November 7, 2012 @ 1:30 p.m. Eastern/10:30 a.m. Pacific

Domestic:	(877) 837-3910, Conference ID# 55115957

International:	(973) 796-5077, Conference ID# 55115957

For interested individuals unable to join the call, a replay will be available from November 7, 2012 @ 4:30 p.m. ET/1:30 p.m. PT through November 21, 2012 until 11:59 p.m. ET/8:59 p.m. PT.

Domestic Replay Dial-In #:	(855) 859-2056, Conference ID# 55115957
International Replay Dial-In #:	(404) 537-3406, Conference ID# 55115957

This conference call will also be webcast. Listeners may access the webcast, which will be available on the investor relations page of Spectrum Pharmaceuticals’ website: www.sppirx.com on November 7, 2012 at 1:30 p.m. Eastern/10:30 a.m. Pacific.

On the conference call, management will review the financial results, provide an update on the Company’s business and discuss expectations for the future.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum and its affiliates market three oncology drugs – FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; and ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights. Spectrum’s strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

About FUSILEV® (levoleucovorin) for injection

FUSILEV, a novel folate analog, is approved as a ready-to-use solution (FUSILEV Injection), and as freeze-dried powder (FUSILEV for Injection). FUSILEV is indicated for use in combination chemotherapy with 5-fluorouracil in the palliative treatment of patients with advanced metastatic colorectal cancer. FUSILEV is also indicated for rescue after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV, under various trade names, is marketed outside the United States by Pfizer, Sanofi-Aventis, and Takeda.

Important FUSILEV® (levoleucovorin) Safety Considerations

FUSILEV is dosed at one-half the usual dose of racemic d,l-leucovorin. FUSILEV is contraindicated for patients who have had previous allergic reactions attributed to folic acid or folinic acid. Due to calcium content, no more than 16-mL (160-mg) of levoleucovorin solution should be injected intravenously per minute. FUSILEV enhances the toxicity of fluorouracil. Concomitant use of d,l-leucovorin with trimethoprim-sulfamethoxazole for pneumocystis carinii pneumonia in HIV patients was associated with increased rates of treatment failure in a placebo-controlled study. Allergic reactions were reported in patients receiving FUSILEV. Vomiting (38%), stomatitis (38%) and nausea (19%) were reported in patients receiving FUSILEV as rescue after high dose methotrexate therapy. The most common adverse reactions ( > 50%) in patients with advanced colorectal cancer receiving FUSILEV in combination with 5-fluorouracil were diarrhea, nausea and stomatitis. FUSILEV may counteract the antiepileptic effect of phenobarbital, phenytoin and primidone, and increase the frequency of seizures in susceptible patients.

Full prescribing information can be found at www.FUSILEV.com.

About ZEVALIN® and the ZEVALIN Therapeutic Regimen

ZEVALIN (ibritumomab tiuxetan) injection for intravenous use, is indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL). ZEVALIN is also indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma who achieve a partial or complete response to first-line chemotherapy.

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of two components: rituximab, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. ZEVALIN builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.

Important ZEVALIN® Safety Information

Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration can result in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.

Please see full Prescribing Information, including BOXED WARNINGS, for ZEVALIN and rituximab. Full prescribing information for ZEVALIN can be found at www.ZEVALIN.com.

About FOLOTYN®

FOLOTYN, (pralatrexate injection), a folate analogue metabolic inhibitor, was discovered by Memorial Sloan-Kettering Cancer Center, SRI International and Southern Research Institute and developed by Allos Therapeutics. In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL. This indication is based on overall response rate. Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009. An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology. FOLOTYN has patent protection through July 2022, based on a five-year patent term extension through the Hatch-Waxman Act. Please see full Prescribing Information for FOLOTYN at www.FOLOTYN.com.

Important FOLOTYN® Safety Information

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued. Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN® Full Prescribing Information at www.FOLOTYN.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include but are not limited to statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, FUSILEV®, FOLOTYN® and ZEVALIN®, are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliates. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2012 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

Source: Spectrum Pharmaceuticals, Inc.

Non-GAAP Financial Measures

In this press release, Spectrum reports certain historical and expected non-GAAP results. Non-GAAP financial measures are reconciled to the most directly comparable GAAP financial measure in the tables of this press release and the accompanying footnotes. The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Adjustments

(In thousands, except share and per share data)

(Unaudited)

	Three months ended September 30, 2012		Nine months ended September 30, 2012
	2012	2011	2012	2011
GAAP selling, general and administrative expenses	23,114	15,811	64,723	47,261
Non GAAP adjustments to G&A:
Reduction in staff	1,602	—	1,874	—
Stock-based compensation	2,800	4,056	8,109	14,037
Allos tender offer and Bayer agreement for licensing rights to market ZEVALIN outside the U.S.	2,166	—	6,224	—
Change in fair market value of common stock warrant liability	—	(2,999)	—	3,488

Total adjustments to G&A	6,568	1,057	16,207	17,525
Non-GAAP selling, general and administrative	16,546	14,754	48,516	29,736

GAAP research and development	10,183	7,388	28,657	20,904
Non-GAAP adjustments to R&D:
Stock-based compensation	528	280	1,316	1,179
Reduction in staff	548	—	548	—
One-time payment for co-development agreement	—	—	1,000	—

Total adjustments to R&D	1,076	280	2,864	1,179
Non-GAAP research and development	9,107	7,108	25,793	19,725

GAAP amortization of purchased intangibles	1,824	930	4,400	2,790
Non-GAAP adjustments to purchased intangibles:
Amortization	1,834	930	4,400	2,790

Total adjustments to amortization of purchased intangibles	1,834	930	4,440	2,790
Non-GAAP amortization of purchased intangibles	—	—	—	—

GAAP income before income taxes	23,049	20,905	67,345	42,536
Total non-GAAP adjustments	9,478	2,267	23,471	21,494

Non-GAAP income before income taxes	32,527	23,172	90,816	64,030

GAAP (provision)/benefit for income taxes	(1,737)	(650)	18,579	(2,300)
Adjustment to (provision)/benefit for income taxes	(3,316)	—	(35,049)	—

Non-GAAP (provision)/benefit for income taxes	(5,053)	(650)	(16,470)	(2,300)

GAAP net income	21,312	20,255	85,924	40,236
Non-GAAP adjustments	6,162	2,267	(11,578)	21,494

Non-GAAP net income	27,474	22,522	74,346	61,730

Non-GAAP income per share:
Basic	0.47	0.42	1.27	1.18

Diluted	0.42	0.38	1.15	1.08

Weighted average shares outstanding:
Basic	58,912,031	53,810,047	58,564,176	52,477,789

Diluted	65,139,606	59,469,863	64,880,786	57,326,069